Exhibit 10.3

PURCHASE AND SALE AGREEMENT
Dated as of July 30, 2008
among
SWIFT TRANSPORTATION CORPORATION,
AS ORIGINATOR AND A SELLER,
SWIFT INTERMODAL LTD. AND SWIFT LEASING CO., INC.
EACH AS A SELLER,
and
SWIFT RECEIVABLES CORPORATION II,
AS BUYER

          THIS PURCHASE AND SALE AGREEMENT dated as of July 30, 2008 (this “Agreement”) is among Swift Transportation Corporation, a Nevada corporation (“Originator”), Swift Intermodal Ltd. and Swift Leasing Co., Inc. (together with the Originator, the “Sellers”, and each a “Seller”), and Swift Receivables Corporation II, a Delaware corporation (“Buyer”). The parties agree as follows:
PRELIMINARY STATEMENTS
          Each Seller may own, and from time to time hereafter, will own, Receivables. The Originator owns a residual interest in Receivables transferred by the Existing Receivables Subsidiary to the Originator pursuant to the Assignment Agreement, which residual interest is being transferred and assigned by the Originator to the Buyer pursuant to the Contribution Agreement as the initial capital of the Buyer (the “Residual Interest”). Each Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Seller, all of each Seller’s right, title and interest in and to the Receivables, together with the Related Security and Collections with respect thereto.
          Each Seller and Buyer intend that the transaction contemplated hereby be a true sale of the Receivables from each Seller to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and each Seller and Buyer does not intend this transaction to be characterized for any purpose as a loan from Buyer to the Sellers.
          Upon each purchase of Receivables from the Sellers, Buyer will sell undivided interests therein, and in the associated Related Security and Collections, pursuant to that certain Receivables Sale Agreement dated as of the date hereof (as the same may, from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Second Tier Agreement”) among (i) Buyer, (ii) Originator, as Initial Collection Agent, (iii) Wells Fargo Foothill, LLC, Morgan Stanley Senior Funding, Inc. and General Electric Capital Corporation, as Co-Collateral Agents, (iv) Wells Fargo Foothill, LLC, as Administrative Agent, (v) the Purchasers from time to time party thereto and (vi) Morgan Stanley Senior Funding, Inc., as Syndication Agent, Sole Bookrunner and Lead Arranger.
          SECTION 1. DEFINITIONS AND RELATED MATTERS.
          SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified or defined herein: (a) capitalized terms are used as defined in Schedule I to the Second Tier Agreement, as such agreement may be amended or modified from time to time; and (b) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in such Article 9.
          In addition, the following terms will have the meanings specified below:
          “Available Funds” is defined in Section 2.3(b) hereof.

          “Change in Law” means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).
          “Closing Date” means the date on which this Agreement and the Second Tier Agreement become effective in accordance with their terms.
          “Contract” means a written agreement between any applicable Seller and an Obligor, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the services covered thereby or (y) otherwise approved by the Administrative Agent in its discretion from time to time (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for services from time to time.
          “Excluded Losses” is defined in Section 7.1 hereof.
          “Initial Funding Date” means the date of the first purchase by Buyer from a Seller under this Agreement as approved by the Administrative Agent.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
          “Permitted Lien” means (i) an inchoate tax, PBGC Lien or other Lien arising solely by operation of law, (ii) a Lien created by the Transaction Documents, (iii) a Lien in favor of a Lock-Box Bank in respect of a Lock-Box Account or (iv) a Lien in favor of a securities intermediary in respect of any securities account, or any securities entitlement therein, under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent.
          “Receivables Activity Report” means a report prepared by a Seller, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent, pursuant to Section 3.2(c).
          “Residual Interest” is defined in the Preliminary Statements hereof.
          “Settlement Period” means a calendar week (or, in the case of the first Settlement Period, the period from the Initial Funding Date to the end of the calendar week in which the Initial Funding Date occurs).

          “Trigger Event” means that (x) the outstanding principal amount of the Subordinated Notes exceeds the value of Buyer’s interest in the Receivables (determined in accordance with GAAP), and (y) such condition has continued for five Business Days.
          SECTION 1.2 Other Interpretive Matters. In this Agreement, unless otherwise specified: (a) references to any Section or Annex refer to such Section of, or Annex to, this Agreement, and references in any Section or definition to any subsection or clause refer to such subsection or clause of such Section or definition; (b) “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “including” means including without limitation, and other forms of the verb “to include” have correlative meanings; (d) the word “or” is not exclusive; and (e) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.
          SECTION 2. AGREEMENT TO CONTRIBUTE, PURCHASE AND SELL.
          SECTION 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from each Seller, all of each Seller’s right, title and interest in, to and under the Receivables and all proceeds thereof (including all Related Security and Collections with respect thereto), in each case whether now existing or hereafter arising or acquired.
          SECTION 2.2 Purchases. All of the Receivables, the Related Security and all related Collections existing at the opening of each Seller’s business on the Initial Funding Date are hereby sold to Buyer as of the Closing Date. After the Initial Funding Date, each Receivable, the Related Security and all related Collections shall be deemed to have been sold to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. The proceeds with respect to each Receivable (including all Collections with respect thereto) shall be sold at the same time as such Receivable, whether such proceeds (or Collections) exist at such time or arise or are acquired thereafter.
          SECTION 2.3 Purchase Price. (a) The aggregate purchase price for the Receivables and the Related Security sold on the Initial Funding Date shall be such amount as agreed upon prior to the Initial Funding Date among the applicable Sellers and Buyer to be the fair market value of such Receivables on such date, which shall equal the excess of the (i) estimated aggregate outstanding balance of such Receivables over (ii) an amount agreed upon by Buyer and the applicable Seller in a commercially reasonable manner representing the uncertainty of payment and cost of purchase of such Receivables and the Related Security. The purchase price for Receivables subsequently sold during any Settlement Period shall be calculated in accordance with the provisions set forth in Exhibit A hereto.

          (b) On the Initial Funding Date, Buyer shall pay the applicable Seller the purchase price for the Receivables, the Related Security and related Collections sold on that date; except that the Buyer may, with respect to any purchase, offset against such purchase price any amounts owed by such Seller to the Buyer hereunder and which remain unpaid. Unless all of the Sellers and the Buyer shall have otherwise agreed, cash payments of purchase price shall be allocated, first, to the purchase price in respect of the Receivables, Related Security and Collections sold by Sellers (if any) other than the Originator, ratably, and second, to the purchase price in respect of the Receivables, Related Security and Collections sold by the Originator. On each Business Day after the Initial Funding Date on which each Seller sells any Receivables and the Related Security and all related Collections to Buyer pursuant to the terms of Section 2.1, until the termination of the purchase and sale of Receivables and the Related Security and all related Collections under Section 6 hereof, Buyer shall pay to each applicable Seller the purchase price of such Receivables and the Related Security and all related Collections (i) by depositing into such account as Originator shall specify immediately available funds from monies then held by or on behalf of Buyer solely to the extent that such monies do not constitute Collections that are required to be identified or are deemed to be held by the Collection Agent pursuant to the Second Tier Agreement for the benefit of, or required to be distributed to, the Administrative Agent, the Co-Collateral Agents or the Purchasers pursuant to the Second Tier Agreement or required to be paid to the Collection Agent as the Collection Agent Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion) (such available monies, the “Available Funds”) and provided that Originator has paid all amounts then due by Originator hereunder or (ii) by increasing the principal amount owed to the applicable Seller under the promissory note (each, as amended or modified from time to time, a “Subordinated Note”) executed and delivered by Buyer to the order of the applicable Seller as of the Initial Funding Date; provided that, unless all of the Sellers and the Buyer shall have otherwise agreed, increases to the principal amounts of the Subordinated Note issued to the Originator shall be made to the fullest extent necessary to pay the purchase price of Receivables, Related Security and Collections sold by such Originator before any increase shall be made to the principal amount of the Subordinated Notes issued to the Sellers other than the Originator that is necessary to pay the purchase price of Receivables, Related Security and Collections sold by the other Sellers other than the Originator; provided, further, that the Buyer may not pay the purchase price by means of an increase to the principal amount of any Subordinated Note to the extent that, as a result thereof (and after giving effect thereto), the Buyer’s net worth (calculated after giving effect to all such purchases and all increases to the principal amount of any Subordinated Note to be made on such date) would be less than 6.0% of the aggregate outstanding principal amount of all Receivables purchased or purported to be purchased by the Buyer hereunder. To the extent that the Buyer shall at any time be unable to pay the purchase price in respect of a purchase of Receivables, Related Security and Collections from the Originator as set forth in the preceding sentence, then the Originator shall be automatically deemed to have made a capital contribution to the Buyer of the Receivables, Related Security and Collections which are the subject of such purchase to the extent that the purchase price for such Receivables, Related Security and Collections is not paid for in cash or by means of an increase in the aggregate outstanding balance under the Subordinated Note issued to the Originator. The outstanding principal amount owed to each Seller under a Subordinated Note may be reduced from time to time as provided in Section 3.2 hereof or by payments made by Buyer from Available Funds, provided that the applicable Seller has paid all amounts then due by such Seller hereunder. Each Seller shall make all appropriate record keeping entries with respect to amounts due to such Seller under the applicable Subordinated Note to reflect payments by Buyer thereon and increases of the principal amount thereof, and each Seller’s books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest owed to such Seller under such Subordinated Note. The Subordinated Notes shall bear interest for each day at the Prime Rate, less one percent (1%).
          (c) It shall be a condition precedent to the Buyer’s obligation to make the initial purchase of the Receivables, Related Security and Collections on the Initial Funding Date that all conditions precedent set forth in Section 7.1 of the Second Tier Agreement shall have been satisfied or waived. In addition, it shall be a condition precedent to the Buyer’s obligation to make any purchase of the Receivables, Related Security and Collections hereunder (including the initial purchase of the Receivables, Related Security and Collections on the Initial Funding Date) that (i) the representations and warranties of the applicable Seller contained in Section 4.2 are correct in all material respects as to it and as to the Receivables, Related Security and Collections purchased from it on and as of such day as though made on and as of such date and (ii) no event has occurred and is continuing, or would result from such purchase, which constitutes an Termination Event or Potential Termination Event. Each Seller, by accepting the proceeds of the purchase price for a purchase of the Receivables, Related Security and Collections hereunder, shall be deemed to have certified to the Buyer the satisfaction of the conditions precedent described in the immediately preceding sentence.
          (d) Upon the payment of the purchase price for any purchase of the Receivables, Related Security and Collections hereunder (whether in cash, by an increase in the principal balance under the applicable Subordinated Note or by a contribution to capital pursuant to Section 2.3(b)), title to the Receivables, Related Security and Collections included in such purchase shall vest in the Buyer, whether or not the conditions precedent to such purchase described in Section 2.3(c) above were in fact satisfied; provided, however, that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the applicable Seller in fact to satisfy any such condition precedent.
          (e) The indebtedness of the Buyer under each Subordinated Note shall be subordinated to the prior right and payment in full of any obligations of the Buyer arising under the Second Tier Agreement. On each Payment Date in respect of Yield, each Seller shall determine the net increase or the net reduction in the outstanding principal amount of the Subordinated Note issued to such Seller occurring during the immediately preceding calendar month and shall account for such net increase or net reduction in its books and records.

          (f) Notwithstanding anything to the contrary herein, with respect to any Seller other than the Originator, such Seller will distribute to the Originator all Receivables, Related Security and Collections that such Seller would otherwise sell to the Buyer, and the Originator will sell or contribute, as applicable, those Receivables, Related Security and Collections to the Buyer in accordance with the provisions hereof, to the extent that such Seller could not be compensated by the Buyer for the transfer of such Receivables, Related Security and Collections in cash or advances under the Subordinated Note payable to such Seller pursuant to the provisions of Section 2.3(b).
          SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale of the Receivables, the Related Security and all related Collections under this Agreement shall be without recourse to the applicable Seller. The Sellers and Buyer intend the transactions hereunder to constitute true sales of the Receivables (together with all Related Security and all related Collections) by each Seller to Buyer, and that this transaction shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable, and provides Buyer with the full risks and benefits of ownership of the Receivables (together with all Related Security and related Collections) such that the Receivables (together with all Related Security and all related Collections) would not be property of the applicable Seller’s estate in the event of the applicable Seller’s bankruptcy. If, however, despite the intention of the parties, the conveyances provided for in this Agreement are determined not to be “True Sales” of the Receivables (together with all Related Security and all related Collections) from the applicable Seller to Buyer, then this Agreement shall also be deemed to be a “Security Agreement” within the meaning of Article 9 of the UCC and each Seller hereby grants to Buyer a “Security Interest” within the meaning of Article 9 of the UCC in all of the applicable Seller’s right, title and interest in and to the Receivables, Related Security and Collections, now existing and thereafter created, to secure a loan in an amount equal to the aggregate purchase prices therefor and each of the applicable Seller’s other payment obligations under this Agreement. Buyer shall not have any obligation or liability with respect to any Receivable, nor shall Buyer have any obligation or liability to any Obligor or other customer or client of the applicable Seller (including any obligation to perform any of the obligations of the applicable Seller under any Receivable).
          SECTION 2.5 Transfer of Records. In connection with the purchase of the Receivables, the Related Security and all related Collections hereunder and the transfer of the Residual Interest pursuant to the Contribution Agreement, each Seller hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Seller’s right and title to and interest in the Records relating to the Residual Interest and all Receivables sold hereunder, without the need for any further documentation in connection with any purchase of Receivables, subject, however, to the requirements of A.R.S. §6-1401 et seq., to which each Seller agrees to comply. In connection with such transfer, each Seller hereby grants to each of Buyer, the Administrative Agent and the Collection Agent an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Seller to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such applicable Seller or is owned by others and used by such applicable Seller under license agreements with respect thereto, provided that should the consent of any licensor of a Seller to such grant of the license described herein be required, such Seller hereby agrees that it will use its reasonable efforts to obtain the consent of such third party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.
          The Sellers shall (i) take such action requested by Buyer and/or the Co-Collateral Agents or the Administrative Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assignees under the Second Tier Agreement have an enforceable ownership interest in the Records relating to the Residual Interest and the Receivables purchased from the Sellers, subject, however, to the requirements of A.R.S. §6-1401 et seq., to which each Seller agrees to comply and (ii) use their reasonable efforts to ensure that Buyer, the Co-Collateral Agents, the Administrative Agent and the Collection Agent each have an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.
          SECTION 2.6 Transfer of Lock-Boxes. The Originator hereby grants to the Buyer all of the Originator’s right, title and interest in, to and under the Lock-Boxes, the Lock-Box Accounts and the Lock-Box Agreements.
          SECTION 3. ADMINISTRATION AND COLLECTION.
          SECTION 3.1 Originator to Act as Collection Agent. Notwithstanding the sale of the Receivables, the Related Security and all related Collections pursuant to this Agreement and the transfer of the Residual Interest pursuant to the Contribution Agreement, the Originator shall continue to be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in (and subject to any rights to terminate Originator as Collection Agent pursuant to) the Second Tier Agreement.
          SECTION 3.2 Deemed Collections.
          (a) If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected services or damaged or missing cargo, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, (i) the applicable Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation and (ii) such Receivable shall thereupon be, or be deemed to be reconveyed to the applicable Seller, subject to satisfaction of Section 3.2(b). If on any day any representation, warranty, covenant or other agreement of a Seller related to a Receivable is not true or is not satisfied on such day (or if any such representation or warranty is made as of another day, then on such other day), (i) the applicable Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable and (ii) such Receivable shall thereupon be, or be deemed to be, reconveyed to the applicable Seller, subject to satisfaction of Section 3.2(b).
          (b) Not later than the next succeeding Business Day (commencing with the first such date to occur subsequent to the Closing Date), to the extent that a Seller is deemed at any time pursuant to this Section 3.2 to have received any Collections, such Seller shall transfer to Buyer, in immediately available funds, or by setoff or adjustment of accounts between such Seller and Buyer by way of a credit in favor of Buyer, the amount of any such Deemed Collections received at any such time; provided, however, that if no such payment or adjustment is required under the Second Tier Agreement, Buyer and such Seller may agree to reduce the outstanding principal amount of the applicable Subordinated Note in lieu of all or part of such transfer. To the extent that Buyer subsequently collects any payment with respect to any such Receivable, Buyer shall pay the applicable Seller an amount equal to the amount so collected, or an appropriate adjustment of the accounts between the applicable Seller and Buyer, in favor of such Seller, shall be made, not later than the Business Day following the day on which Buyer has so collected any such Receivable.
          (c) If requested by the Buyer, the Administrative Agent or the Co-Collateral Agents at least 10 Business Days before any Payment Date in respect of Yield, the Buyer’s Collection Agent shall, at least two Business Days before such date, prepare and forward to the Buyer and the Administrative Agent a Receivables Activity Report of the Buyer’s Collection Agent, as of the close of business of the Buyer’s Collection Agent on the last day of the immediately preceding Yield Period, setting forth the calculation of the actual purchase price for each Receivable, Related Security and Collections sold, transferred and assigned during such Yield Period, and the reconciliation of how the purchase price has been paid reflecting the cash advanced from the Buyer to each Seller during such Yield Period, the adjustments to and current balance, if any, due from the Buyer to each Seller under the applicable Subordinated Note and the amount of any capital contribution pursuant to Section 2.3(b), and the amount of additional cash, if any, to be paid by the Buyer to each Seller on such Payment Date in respect of Yield.
          SECTION 3.3 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to a Seller shall, except as otherwise specified by such Obligor (including by reference to a particular invoice), or required by the related Contracts or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables, and, second, to any other indebtedness of such Obligor to the applicable Seller.
          SECTION 3.4 Responsibilities of Each Seller. Each Seller shall pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. Each Seller shall perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder. The Co-Collateral Agents’, the Administrative Agent’s or any Purchaser’s exercise of any rights hereunder or under the Second Tier Agreement shall not relieve the Sellers from such obligations. Neither the Co-Collateral Agents, the Administrative Agent nor any Purchaser shall have any obligation to perform any obligation of a Seller or any other obligation (other than the obligation to act in good faith and with commercial reasonableness) or liability in connection with the Receivables.
          SECTION 3.5 Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by Originator hereunder shall be paid or deposited no later than 10:00 A.M. (California time) on the day when due in same day funds to the account designated by the Administrative Agent.
          (b) Each Seller shall, to the extent permitted by law, pay to the Buyer interest on any amount not paid or deposited by such Seller when due hereunder at an interest rate per annum equal to the Prime Rate plus 2%, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.
          (c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
          (d) Each Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other Lien (which would otherwise be imposed on or affect any Receivable, Related Security or Collections), on account of any unpaid amount of such Seller’s purchase price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Subordinated Note payable to the order of such Seller or otherwise and (ii) with respect to the obligations of such Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 3.2 and 7.1), any setoff, counterclaim, recoupment, defense and other right or claim which such Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of such Seller’s purchase price under Section 2 or any other amount payable by the Buyer to such Seller under this Agreement or the Subordinated Note payable to the order of such Seller or otherwise.
          SECTION 4. REPRESENTATIONS AND WARRANTIES.
          SECTION 4.1 Mutual Representations and Warranties. Each Seller and Buyer, as of the date hereof and each date on which Receivables are transferred hereunder, represents and warrants as follows:

          (a) Existence and Power It is a corporation, duly organized, validly existing and in good standing under the laws of its state of organization and has all company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a Material Adverse Effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document to which it is a party, (ii) its business or financial condition, (iii) the interests of Buyer or its assigns under the Transaction Documents or (iv) the enforceability or collectibility of a material portion of the Receivables.
          (b) Authorization and Contravention. Its execution, delivery and performance of each Transaction Document to which it is a party (i) are within its powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under: (A) any applicable law, rule or regulation, (B) its charter or by-laws or (C) any material agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Lien on any Receivable, Related Security or Collection or give cause for the acceleration of any of its indebtedness.
          (c) No Consent Required. Other than the filing of financing statements no approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by it of any Transaction Document to which it is a party or any transaction contemplated thereby.
          (d) Binding Effect. Each Transaction Document to which it is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
          (e) Designation of Buyer as “Receivables Subsidiary”, Etc. The Buyer has been properly designated as a “Receivables Subsidiary” under and as defined in the Credit Agreement and the Indentures. The transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the sales of Receivables, Related Security and Collections made by the Sellers to the Buyer from time to time pursuant to this Agreement, constitute “Qualified Receivables Transactions” under and as such term is defined in the Credit Agreement and the Indentures.
          SECTION 4.2 Additional Representations by Each Seller. Each Seller further represents and warrants, as of the date hereof and each date on which Receivables are transferred hereunder, to Buyer and the Administrative Agent as follows:
          (a) Accuracy of Information. All information furnished by each Seller or any of its Affiliates to the Buyer, the Purchasers, the Administrative Agent or the

Co-Collateral Agents in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).
          (b) No Actions, Suits. Except as disclosed on Schedule III attached to the Second Tier Agreement or in financial statements and/or notices delivered on or prior to the date hereof, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller or any of its properties, that (i) if adversely determined, in the aggregate, may have a Material Adverse Effect on the Seller or on the collectibility of a material portion of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a Material Adverse Effect.
          (c) Material Adverse Effect. There has been no event or circumstance since December 31, 2007, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (d) Accuracy of Exhibits. All information on Exhibits D and E of the Second Tier Agreement (to the extent describing the applicable Seller) is true and complete, subject to any changes permitted by, and notified to the Administrative Agent and the Co-Collateral Agents in accordance with the Second Tier Agreement.
          (e) Transfer. (i) Immediately prior to each sale, transfer, contribution and/or assignment by such Seller of any Residual Interest, Receivables, Related Security or Collections to the Buyer, such Seller is the legal and beneficial owner of such Residual Interest, Receivables, Related Security or Collections (as applicable), free and clear of any Lien (other than Permitted Liens and Liens, if any, created pursuant to the Transaction Documents).
               (ii) Upon each sale, transfer, contribution and/or assignment by such Seller of any Residual Interest, Receivables, Related Security or Collections to the Buyer, such Seller shall transfer to the Buyer making such acquisition (and such Buyer shall acquire), a valid interest in the such Residual Interest, Receivables, Related Security or Collections (as applicable), free and clear of any Lien (other than Permitted Liens), which interest shall be a perfected first priority ownership or security interest upon the filing of the financing statements referred to in the Second Tier Agreement.
               (iii) The purchase price payable to such Seller on the date of each purchase of the Receivables, Related Security or Collections hereunder constitutes fair consideration and approximates fair market value for the Receivables, Related Security or Collections, and the terms and conditions (including the purchase price therefor, and the terms of the applicable Subordinated Note, if applicable) of the sale, transfer and assignment of such Receivables, Related Security or Collections pursuant to

Section 2 reasonably approximate an arm’s-length transaction between unaffiliated parties. Each such purchase has been or will be made for “reasonably equivalent value” (as such term is defined in Section 548 of the Bankruptcy Code). No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by such Seller to the Buyer and no such sale, transfer or assignment is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
          (f) Use of Proceeds. No proceeds of any sale, transfer and/or assignment by such Seller of any Receivables, Related Security or Collections hereunder will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such security) or used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulation U or X thereof.
          (g) Reserved.
          (h) Records. The jurisdiction of incorporation and organizational identification number (if any) of such Seller are as set forth in Exhibit D of the Second Tier Agreement.
          (i) Lock-Box Banks and Accounts. The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts of such Seller at such Lock-Box Banks, are specified in Exhibit E of the Second Tier Agreement. Except pursuant to the Lock-Box Agreements, such Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.
          (j) Receivables Assets. No effective financing statement or other instrument similarly in effect covering the Residual Interest, any Contract, or any Receivable, Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent and the Buyer relating to this Agreement and in favor of the Administrative Agent relating to the Second Tier Agreement.
          (k) Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of such Seller and each of its Subsidiaries has (x) timely filed all tax returns required to be filed and all such tax returns are true and correct, (y) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (z) satisfied all of its Tax withholding obligations; (ii) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Swift Entity and (iii) such Seller has not in the three years prior to the date hereof participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

          (l) Financial Statements. (i) The audited financial statements (including the consolidated balance sheet, consolidated statement of income and retained earnings and statement of cashflows) of Parent and its Subsidiaries for the fiscal year ended December 31, 2007 and for the first and second fiscal quarters of 2008 and the unaudited financial statements of the Existing Receivables Subsidiary for the fiscal year ended December 31, 2007 and for the first fiscal quarter of 2008, a copy of each of which has been furnished to the Administrative Agent and the Co-Collateral Agents for distribution to the Purchasers, have been prepared in good faith and present in all material respects the financial position of the relevant Swift Entities as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years or quarters, as applicable, except as otherwise expressly noted therein. During the period from December 31, 2007 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Parent or any of its Subsidiaries of any material part of the business or property of the Parent or any of its Subsidiaries, taken as a whole, and (ii) no purchase or other acquisition by the Parent or any of its Subsidiaries of any business or property (including any equity interests of any other Person) material in relation to the consolidated financial position of the Parent and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Purchasers prior to the Closing Date.
               (ii) The forecasts of consolidated balance sheets, consolidated statements of income and retained earnings and statements of cashflow of the Parent and its Subsidiaries which have been furnished to the Administrative Agent and the Co-Collateral Agents prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts.
          (m) ERISA Compliance. (i) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.
               (ii) No ERISA Event has occurred or is reasonably expected to occur and neither such Seller nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.01(o), as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (iii) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and

(ii) neither any party to the Transaction Documents nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.
          (n) Credit and Collection Policy. If applicable, such Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder. Such Seller has not extended or modified the terms of any Receivable or any Contract, except in accordance with the Credit and Collection Policy.
          (o) Margin Regulations; Investment Company Act. Such Seller and each of its Subsidiaries is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of such Seller or any of its Affiliates is or is required to be registered as an investment company under the Investment Company Act of 1940.
          (p) Insurance. Schedule I hereto sets forth a description of all insurance maintained by or on behalf of such Seller as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance currently due have been paid.
          (q) Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against such Seller and its Subsidiaries pending or, to the knowledge of such Seller, threatened.
          (r) Solvency. As of the Closing Date, such Seller and each of its Subsidiaries, taken as a whole, are Solvent.
          (s) Eligible Receivables. Each Receivable which the Buyer or the Buyer’s Collection Agent has identified as comprising part of the Eligible Receivable Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivable Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation.
          (t) Anti-Terrorism Laws. Such Seller (i) is not, and is not controlled by or is acting on behalf of, a Terrorism Party; (ii) has not received funds or other property from a Terrorism Party; (iii) is not in breach of or is the subject of any action or investigation under any Anti-Terrorism Law and (iv) has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.
          (u) All Receivables of Seller. The Receivables sold by such Seller to the Buyer in accordance with the terms of this Agreement constitute all accounts receivable owned by such Seller.
          SECTION 5. GENERAL COVENANTS.

          SECTION 5.1 Covenants. Each Seller hereby covenants and agrees to comply with the following covenants and agreements, unless Buyer (with the written consent of the Administrative Agent and the Co-Collateral Agents) shall otherwise consent:
          (a) Financial Reporting. Each Seller will, and will cause each Swift Entity to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to Buyer, the Administrative Agent and the Co-Collateral Agents for distribution to the Purchasers (unless such information has been delivered pursuant to the Second Tier Agreement):
               (i) During the existence of a Trigger Event, within 30 days after the end of each month, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of stockholder’s equity and cash flow) showing the financial condition and results of operation of the Originator and its consolidated Subsidiaries as of the end of and for such fiscal month, in each case certified by a Designated Financial Officer of the Originator as being the same monthly financial statements generated in accordance with the Originator’s normal procedures and submitted to management of the Originator. The Buyer, the Administrative Agent, the Co-Collateral Agents and the Purchasers acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.
               (ii) Within 90 days after each fiscal year of the Parent, copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes, but without qualification or exception) certified by independent certified public accountants satisfactory to the Co-Collateral Agents, prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended, together with a certificate of a Designated Financial Officer stating that such financial statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes that shall have been disclosed in the notes to the financial statements) and that, to the best knowledge of such Designated Financial Officer after due inquiry, no Termination Event or Potential Termination Event has occurred and is continuing;
               (iii) Beginning with the second quarter of 2008, within 45 days after each (except the last) fiscal quarter of each fiscal year of the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in Section 5.l(a)(ii), together with a certificate of a Designated

Financial Officer stating that such financial statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior quarters (except for changes that shall have been disclosed in the notes to the financial statements) and that, to the best knowledge of such Designated Financial Officer after due inquiry, no Termination Event or Potential Termination Event has occurred and is continuing;
               (iv) Promptly upon becoming available, a copy of each Annual Report, Quarterly Report and Current Report provided by or on behalf of the Swift Entities or their Affiliates to the lenders under the Credit Agreement;
               (v) Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and
               (vi) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of each Swift Entity and, to the extent reasonably available, its Affiliates as may be requested by the Co-Collateral Agents, the Administrative Agent or any Purchaser.
          (b) Notices. Promptly and in any event within three days upon becoming aware of any of the following, each Seller will notify Buyer and the Administrative Agent and provide a description of:
               (i) Termination Event and Trigger Event. The occurrence or existence of (i) any Trigger Event or (ii) any Potential Termination Event or Termination Event, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
               (ii) Representations and Warranties. The failure of any representations or warranty herein to be true (when made or at any time thereafter) in any material respect;
               (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the applicable Seller or the Parent or any of its Subsidiaries;
               (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding that could result in a liability in excess of the Threshold Amount to any Swift Entity or that could impair the collectibility or quality of a material portion of the Receivables, the Related Security or the Collections
               (v) ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, any member of the ERISA group (A) giving or being required to give notice to the PBGC of any reportable event (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or such member of the ERISA group knowing that the plan administrator of any Plan has given or is required to give notice of any such reportable event, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of the notice of such reportable event given or required to be given to the PBGC; (B) receiving notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of such notice; (C) receiving notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of such notice; (D) applying for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of such application; (E) giving notice of intent to terminate any Plan under Section 4041(c) of ERISA, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of such notice and other information filed with the PBGC; (F) giving notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a copy of such notice; or (G) failing to make any payment or contribution to any Plan or Multiemployer Plan or making any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and such notice to the Administrative Agent and the Co-Collateral Agents shall attach a certificate of the Originator’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Originator or applicable member of the ERISA group is required or proposes to take;
               (vi) Judgments. The entry of any judgment or decree against any Seller or other Swift Entity if the aggregate amount of all judgments then outstanding against the Sellers and the Swift Entities exceeds the Threshold Amount.
               (vii) Information Regarding Such Seller. Within 20 days following any change in such Seller’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number or (v) federal taxpayer identification number.
               (viii) Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
               (ix) Change in Business. Any change in, or proposed change in, the character of any Swift Entity’s business that has impaired or could reasonably be expected to impair the collectibility or quality of a material portion of the Receivables, the Related Security or the Collections.
               (x) Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other

Transaction Documents, or any other Receivables, Related Security and Collections or the condition or operations, financial or otherwise, of such Seller as the Buyer, the Administrative Agent or the Co-Collateral Agents may from time to time reasonably request.
          (c) Conduct of Business. The Seller will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.
          (d) Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which the Seller or any Receivable, any Related Security or Collection may be subject.
          (e) Keeping Records. (i) Each Seller shall have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). Such books and records shall be marked in accordance with Section 9.4(a) to indicate the transfers of all Receivables, Related Security and Collections hereunder. Each Seller shall give Buyer prior notice of any material change in such administrative operating procedures.
               (ii) Each Seller shall, at all times from and after the date hereof, create a legend screen which automatically appears on its computer when its accounts receivable software program is accessed from any computer which conspicuously describes Buyer’s interest in the Receivables, the Related Security and the Collections, and shall clearly and conspicuously mark any other master accounts receivable books and records which it maintains, if any, in order to reflect Buyer’s interest in the Receivables.
          (f) Perfection. (i) Each Seller will at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Buyer (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Buyer to exercise and enforce all its rights against the Residual Interest, the Receivables, the Related Security and all related Collections and to vest and maintain vested in the Buyer a valid, first priority perfected security interest in the Residual Interest, the Receivables, the Related Security and the Collections, and proceeds thereof free and clear of any Lien (and a perfected ownership interest in the Receivables, the Related Security and the Collections to the extent of the Sold Interest). To the extent permitted by applicable law, the Buyer will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Buyer’s signature.

               (ii) The Buyer will not change its name, identity or corporate structure or relocate its chief executive office or the Records except after 30 days advance notice to the Buyer and the delivery to the Buyer of all financing statements, instruments and other documents (including direction letters) requested by the Buyer.
               (iii) The chief executive offices of Swift Transportation Corporation, Swift Leasing Co., Inc. and Swift Intermodal Ltd. will at all times be located in the State of Arizona.
               (iv) The Originator will at all times be organized under the laws of the State of Nevada. Swift Intermodal Ltd., and Swift Leasing Co., Inc. will at all times be organized under the laws of the State of Nevada and the State of Arizona, respectively.
          (g) Payments on Receivables, Accounts. Each Seller will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by a Seller, it shall hold such payments in trust for the benefit of the Buyer and promptly (but in any event within one Business Day after receipt) remit such funds at the written direction of the Administrative Agent.
          (h) Deposits to Lock-Box Accounts. The Sellers shall not deposit or otherwise credit, or cause or grant permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.
          (i) Sales and Liens Relating to Receivables. Except as otherwise provided herein, the Sellers will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Lien upon, any Receivable or any proceeds thereof.
          (j) Extension or Amendment of Receivables. Except as otherwise permitted in the Second Tier Agreement and then subject to Section 1.5 of the Second Tier Agreement, the Sellers will not extend, amend, rescind or cancel any Receivable.
          (k) Performance of Duties. Each Seller will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents to which it is a party. Each Seller (at its expense) will (i) fully and timely perform in all material respects all agreements, if any, required to be observed by it in connection with each Receivable, (ii) comply in all material respects with, and originate and service the Receivables in accordance with, the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of Buyer in the Residual Interest, the Receivables, the Related Security, the Collections or the Lock-Box Accounts.
          (l) Organizational Documents; Change of Name, Change of Business, Etc.

               (i) The Seller will only change its name, identity or corporate structure or relocate its chief executive office or the Records following 30 days advance notice to the Administrative Agent and the Co-Collateral Agents and the delivery to the Administrative Agent and the Co-Collateral Agents of all financing statements, instruments and other documents (including direction letters) requested by the Administrative Agent or the Co-Collateral Agents.
               (ii) The Seller will not cause or permit the Buyer’s organizational documents to be amended, supplemented or otherwise modified without the written consent of the Administrative Agent (not to be unreasonably withheld or delayed).
               (iii) The Seller will not make any material change in the character of its business.
          (m) Accounting. The Seller shall not prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Receivables, Related Security and Collections by such Seller to the Buyer or in any other respect account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of the Receivables, Related Security and Collections by such Seller to the Buyer (other than for tax purposes).
          (n) Voluntary Petitions. The Seller shall not cause the Buyer to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws.
          (o) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, the Seller shall (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Administrative Agent and the Co-Collateral Agents.
          (p) Examination of Records; Audits.
               (i) The applicable Seller shall furnish to the Administrative Agent, the Co-Collateral Agents and the Purchasers such information concerning the Receivables, the Related Security and the Collections as the Administrative Agent, the Co-Collateral Agents or a Purchaser may reasonably request. The applicable Seller will permit at any time during regular business hours, the Administrative Agent, the Co-Collateral Agents or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the applicable Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the applicable Seller’s officers, directors, employees or independent public accountants having knowledge of such matters. Twice a year (or more frequently in the Administrative Agent’s or the Co-Collateral Agents’ judgment during the occurrence and continuation of a Termination Event), the Administrative Agent or the Co-Collateral Agents may (at the expense of the Sellers based upon the following: (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each audit performed by personnel employed by Administrative Agent, or (ii) the actual charges paid or incurred by Administrative Agent if it elects to employ the services of an independent public accounting firm) conduct or have an independent public accounting firm conduct an audit of the Records or make test verifications and/or field audits of the Receivables, the Related Security and Collections; provided that prior to the occurrence of a Termination Event, the Administrative Agent and the Co-Collateral Agents may conduct or have an independent public accounting firm conduct an audit of the Records or make test verifications and/or field audits of the Receivables, the Related Security and Collections in excess of twice a year in the Administrative Agent’s or the Co-Collateral Agents’ sole discretion at the Administrative Agent’s or the Co-Collateral Agents’ own expense, as applicable.
               (ii) Such Seller shall furnish to the Buyer, the Administrative Agent and the Co-Collateral Agents any information that the Buyer, the Administrative Agent and the Co-Collateral Agents may reasonably request regarding the determination and calculation of the Eligible Receivable Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.
          (q) Taxes. The Seller shall timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of the Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (r) Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Seller shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
          (s) Maintenance of Insurance. The Seller shall maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as such

Restricted Party) as are customarily carried under similar circumstances by such other Persons.
          (t) ERISA. Promptly after any Seller or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, the Seller shall deliver to the Administrative Agent, the Co-Collateral Agents and each of the Purchasers a certificate of a Designated Financial Officer setting forth details as to such occurrence and the action, if any, that such Seller or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Seller, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participants benefits) or the Plan administrator with respect thereto: (A) that a Reportable Event has occurred; (B) that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; (C) that a Plan having an unfunded current liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (D) that proceedings will be or have been instituted to terminate a Plan having an unfunded current liability (including the giving of written notice thereof); (E) that a proceeding has been instituted against such Seller or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (F) that the PBGC has notified such Seller or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; (G) that such Seller or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or (H) that such Seller or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
          (u) Know Your Customer Requests. If (i) a Change in Law after the Closing Date; (ii) any change in the status of a Swift Entity or the composition of the shareholders or interest holders of a Swift Entity after the Closing Date; or (iii) a proposed assignment or transfer by a Purchaser of any of its rights and obligations under the Purchase Agreement to a party that is not a Purchaser prior to such assignment or transfer, obliges the Administrative Agent, the Co-Collateral Agents or any Purchaser (or, in the case of paragraph (iii) above, any prospective new Purchaser) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Seller shall promptly upon the request of the Administrative Agent or the Co-Collateral Agents supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative

Agent (for itself or on behalf of any Purchaser, or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Purchaser), the Administrative Agent or the Co-Collateral Agents in order for such Purchaser, the Administrative Agent, the Co-Collateral Agents or, in the case of the event described in paragraph (iii) above, such prospective new Purchaser to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.
          (v) Facts and Assumptions in Opinions. The Seller shall comply with and not act contrary to (and cause to be true and correct) each of the facts and assumptions contained in the opinions of Snell & Wilmer L.L.P. delivered pursuant to the Transaction Documents.
          SECTION 5.2 Organizational Separateness. The Sellers agree not to take any action that would cause Buyer to violate its certificate of incorporation and by-laws or the Buyer’s obligations under Section 5.1(o) of the Second Tier Agreement. Buyer agrees to conduct its business in a manner consistent with its certificate of incorporation and by-laws and to comply with its obligations under Section 5.1(o) of the Second Tier Agreement.
          SECTION 5.3 Limitations on Certain Modifications to Credit Agreement and Indentures. The Sellers will not make or consent to any amendment or modification to the definition of “Receivables Assets”, “Receivables Subsidiary”, “Receivables Transaction”, “Qualified Receivables Transaction” or “Standard Securitization Undertakings” as such terms are defined in the Credit Agreement and the Indentures as in effect on the date hereof, without the prior written consent of the Co-Collateral Agents such consent not to be unreasonably withheld, provided, however, without limiting the rights of the Co-Collateral Agents, it shall be reasonable for the Co-Collateral Agents to withhold consent if such amendment or modification would make the Agreement and any transaction contemplated hereunder not permitted under the Credit Agreement or Indentures, or adversely impact the Receivables, the Related Security or the proceeds thereof, or any sale thereof or the granting of any Lien thereon in connection with the securitization transactions contemplated by this Agreement and the other Transaction Documents.
          SECTION 6. TERMINATION OF PURCHASES.
          SECTION 6.1 Voluntary Termination. The purchase and sale of Receivables pursuant to this Agreement may be terminated by either the Sellers or the Buyer, upon at least 30 Business Days’ prior written notice to the other parties, the Administrative Agent and the Co-Collateral Agents, provided that the Administrative Agent has consented in writing to such termination within 10 Business Days of the day of such notification.
          SECTION 6.2 Automatic Termination. The purchase and sale of Receivables pursuant to this Agreement shall continue notwithstanding a Termination

Event, but shall automatically terminate with respect to a Seller upon the occurrence of a Bankruptcy Event pursuant to Section 8.1.
          SECTION 7. INDEMNIFICATION.
          SECTION 7.1 Seller’s Indemnity. Without limiting any other rights any Person may have hereunder or under applicable law, each Seller jointly and severally hereby indemnifies and holds harmless the Administrative Agent and the Co-Collateral Agents for the benefit of themselves and the Purchasers, Buyer and their respective officers, managers, agents and employees (each a “Seller Indemnified Party”) from and against any and all Indemnified Losses at any time imposed on or incurred by any Seller Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, or any action taken or omitted by any of the Seller Indemnified Parties, whether arising by reason of the acts to be performed by the Sellers hereunder or otherwise, excluding only Indemnified Losses (“Excluded Losses”) to the extent (x) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Seller Indemnified Party seeking indemnification, (y) solely due to the credit risk or financial inability to pay of the Obligor and for which reimbursement would constitute recourse to Originator or the Collection Agent for uncollectible Receivables or (z) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Buyer. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (x), (y) and (z) of the previous sentence, each Seller jointly and severally shall indemnify each Seller Indemnified Party for Indemnified Losses relating to or resulting from:
               (i) any representation or warranty made by or on behalf of a Seller (or any employee or agent of the Seller) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by a Seller or any other Swift Entity or Affiliate pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;
               (ii) the failure by a Seller or any other Swift Entity (other than the Buyer) to comply with any applicable law, rule or regulation related to any Residual Interest, Receivable or the Related Security, or the nonconformity of any Residual Interest, Receivable or the Related Security with any such applicable law, rule or regulation or the failure by a Seller to satisfy any of its obligations under any Transaction Documents;
               (iii) the failure of a Seller to vest and maintain vested in Buyer a perfected ownership or security interest in the Residual Interest conveyed pursuant to the Contribution Agreement or the Receivables and the other property conveyed pursuant hereto, free and clear of any Lien;
               (iv) any commingling of funds (whether or not permitted pursuant to the Transaction Documents) to which Buyer or its assignees is entitled hereunder with any other funds;

               (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
               (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable, or any other claim resulting from the rendering of services related to such Receivable or the furnishing or failure to furnish any such services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
               (vii) any failure of a Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which a Seller is a party;
               (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of Sellers’ obligations under the Transaction Documents;
               (ix) the transfer by a Seller of an interest in any Receivable to any Person other than the Buyer;
               (x) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Residual Interest or any Receivables or purported Receivables generated by a Seller, whether at the time of any purchase or acquisition or at any subsequent time;
               (xi) any Receivable which is stated to be, but is not, an Eligible Receivable;
               (xii) any cancellation or modification of a Receivable, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Administrative Agent or a Collection Agent that is not a Seller or an Affiliate of a Seller;
               (xiii) any investigation, litigation (other than any litigation between the Seller and a Seller Indemnified Party in which the Seller is the prevailing party) or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, the Residual Interest, any Receivable, the related Contract, Related Security or Collections;

               (xiv) any failure by a Seller to pay when due any Taxes, including without limitation sales, excise or personal property taxes, payable by such Seller in connection with any Receivable or the related Contract or any Related Security with respect thereto;
               (xv) any claim brought by any Person other than an Indemnified Party arising from any activity of a Seller in servicing, administering or collecting any Receivable; or
               (xvi) the use of the proceeds of the sales under this Agreement.
          SECTION 7.2 Indemnification Due to Failure to Consummate Purchase. Each Seller, jointly and severally, will indemnify Buyer on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses incurred by Buyer resulting from any failure by a Seller to consummate a purchase after Buyer has requested a transfer of the applicable Receivables to the Purchasers under the terms of the Second Tier Agreement.
          SECTION 7.3 Other Costs. If Buyer becomes obligated to compensate the Purchasers under the Second Tier Agreement or any other Transaction Document for any costs or indemnities pursuant to any provision of the Second Tier Agreement or any other Transaction Document as a result of any acts or omissions of any Seller or any other Swift Entity (other than the Buyer), then each Seller, jointly and severally, shall, on demand, reimburse Buyer for the amount of any compensation.
          SECTION 8. TERMINATION OF SELLERS
          SECTION 8.1 Termination of a Seller. (a) Any Seller (other than the Originator) shall be terminated as a Seller hereunder by the Buyer and with prior written notice to the Administrative Agent, on behalf of the Purchasers, and the Co-Collateral Agents (i) on the occurrence of a Bankruptcy Event as to such Seller, (ii) with the consent of the Co-Collateral Agents, if the Parent ceases to own, directly or indirectly, 100% of the Equity Interests of such Seller, or (iii) on five Business Days written notice to such effect by the Administrative Agent (with the consent or at the request of the Instructing Group) to the Buyer following the occurrence of any Termination Event as to such Seller (each a “Mandatory Seller Termination Date”). From and after any Mandatory Seller Termination Date, the Buyer shall cease buying Receivables, Related Security and Collections from such Seller. Each such Seller being terminated shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to the Residual Interest or Receivables previously transferred or sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller. Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to the Residual Interest, Receivables, Related Security and Collections previously transferred or sold by such Seller to the Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account.
          (b) From time to time, the Sellers may request in writing (with a copy to the Administrative Agent and the Co-Collateral Agents) that the Buyer designate one or more Sellers as Sellers that cease to be parties to this Agreement (a “Permissive Seller Termination”); provided that no Termination Event or Potential Termination Event has occurred or will occur as a result thereof. Promptly after receipt of any such designation by the Administrative Agent, the Co-Collateral Agents and each other Seller, such Seller shall select a date, which date shall not be earlier than 15 Business Days after the date of receipt by the Administrative Agent and the Co-Collateral Agents of written notice of such designation, as such Seller’s “Permissive Seller Termination Date”; provided that such Permissive Seller Termination may not occur with respect to a Seller without the written consent of the Administrative Agent, on behalf of the Purchasers, and the Co-Collateral Agents if the aggregate outstanding balance of the Receivables of such Seller exceeds 10% of the aggregate outstanding balance of all Receivables of all Sellers as of the date of the Periodic Report received immediately prior to the date of such notice to the Administrative Agent and the Co-Collateral Agents. From and after any Permissive Seller Termination Date, the Buyer shall cease buying Receivables, Related Security and Collections from such Seller. Each such Seller shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to the Residual Interest or Receivables previously transferred or sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller. Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to the Residual Interest or Receivables previously transferred or sold by such Seller to Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account.
          (c) A terminated Seller shall have an obligation to repurchase any Receivables previously sold by it to Buyer, to the extent required pursuant to this Agreement, and will have continuing obligations with respect to such Receivables to the extent such obligations arise hereunder or under any Transaction Document to which such Seller is a party, and shall be entitled to receive any settlement of any purchase price payment pursuant to the provisions of Sections 2 and 3 hereof.
          SECTION 9. ADMINISTRATION AND COLLECTION
          SECTION 9.1 Designation of Buyer’s Collection Agent. The Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Collection Agent”) designated from time to time to perform the duties of the Collection Agent under the Second Tier Agreement in accordance with Section 3.1 of the Second Tier Agreement, and shall be serviced, administered and collected by the Buyer’s Collection Agent in the manner set forth in Section 3.2 of the Second Tier Agreement

(including by subcontracting to any other Seller in accordance with Section 3.1(b) of the Second Tier Agreement). Until the Administrative Agent designates a new collection agent in accordance with Section 3.1 of the Second Tier Agreement, the Originator is hereby designated to act as, and the Originator hereby agrees to perform the duties and obligations of, the Buyer’s Collection Agent hereunder.
          SECTION 9.2 Rights of the Buyer, the Administrative Agent and the Co-Collateral Agents. (a) Each Seller hereby acknowledges the transfer by the Buyer to the Administrative Agent of the exclusive ownership, dominion and control of the Lock-Box Accounts to which the Obligors of Receivables shall make payments and shall take any further action that the Administrative Agent may reasonably request to effect such transfer.
          (b) At any time:
               (i) Each of the Buyer and the Administrative Agent acting together or alone may, at the expense of the respective Sellers to which the respective Receivables shall have been originally owed, direct the Obligors of such Receivables, or any of them, to make payment of all amounts due or to become due to any Seller under Receivables directly to the Administrative Agent or its designees.
               (ii) Each Seller shall, at the Buyer’s or the Administrative Agent’s request and at such Seller’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Administrative Agent or its designees.
               (iii) Each Seller shall, at the Buyer’s or the Administrative Agent’s request and at such Seller’s expense, (A) assemble, and make available to the Buyer and the Administrative Agent at a place reasonably selected by the Administrative Agent or its designees, all of the Records that evidence or relate to the Receivables, Related Security and Collections, or which are otherwise necessary or desirable to collect the Receivables, provided that in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, such Seller will make available such Records only to the extent that the license for such property so permits, and provided, further, such Seller shall, at the request of the Buyer or the Administrative Agent, commence the process of assembling such Records, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Receivables in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designees.
               (iv) The Administrative Agent may take any and all commercially reasonable steps in the name of any Seller and on behalf of such Seller, the Buyer and the Purchasers that are necessary or appropriate, in the reasonable determination of the Administrative Agent, to collect amounts due under the Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Receivables and enforcing the Receivables and the Related Security and related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as such Seller might have done in the absence of Section 5.1(j).
          (c) The Administrative Agent or the Co-Collateral Agents may, at the applicable Seller’s expense, request any of the Obligors of the Receivables to confirm the outstanding balance of such Obligor’s Receivables.
          SECTION 9.3 Responsibilities of the Sellers. Anything herein to the contrary notwithstanding:
          (a) Each Seller shall perform its obligations under the Contracts related to the Receivables to the same extent as if the Receivables, Related Security and Collections had not been sold and the exercise by the Buyer, the Administrative Agent or the Co-Collateral Agents of their rights hereunder or under the Second Tier Agreement shall not release the Buyer’s Collection Agent or such Seller from any of its duties or obligations with respect to any Receivables or under the related Contracts; and
          (b) Neither the Buyer nor the Administrative Agent nor the Co-Collateral Agents nor the Purchasers nor any other Seller Indemnified Party shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of any Seller thereunder.
          SECTION 9.4 Further Actions Evidencing Purchases. (a) Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence or maintain the validity and effectiveness of the sale, transfer and assignment of the Receivables, Related Security and Collections by such Seller to the Buyer hereunder, the transfer of the Residual Interest pursuant to the Contribution Agreement and the Receivable Interests purchased by the Purchasers under the Second Tier Agreement, to carry out more effectively the purposes of the Transaction Documents and to enable any of them or the Administrative Agent or the Co-Collateral Agents to exercise and enforce their respective rights and remedies hereunder or under the other Transaction Documents. Without limiting the foregoing, each Seller will, in order to perfect, protect or evidence such sales, transfers and assignments and such interests in the Receivables: (i) file or cause to be filed such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices as the Buyer or the Administrative Agent may reasonably request; (ii) from and after the date hereof, mark conspicuously each invoice evidencing each Receivable with a legend stating that such Receivable and related Contract has been sold, transferred and assigned to the Seller; and (iii) mark its master data processing records evidencing such Receivables and related Contracts with such legend.

          (b) Each Seller hereby authorizes each of the Buyer and the Administrative Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to the Residual Interest, the Contracts, the Receivables, the Related Security and Collections, now existing or hereafter arising, without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Residual Interest, the Contracts, the Receivables, the Related Security and Collections shall be sufficient as a financing statement where permitted by law.
          (c) If the Originator in its capacity as Buyer’s Collection Agent fails to perform any of its obligations hereunder, the Buyer or the Administrative Agent may itself perform, or cause performance of, such obligation, and the reasonable costs and expenses of the Administrative Agent or the Buyer incurred in connection therewith shall be payable by the Seller under Section 7 or 10.5, as applicable.
          SECTION 10. MISCELLANEOUS.
          SECTION 10.1 Amendments, Waiver, Etc. No amendment of this Agreement or waiver of any provision hereof or consent to any departure by either party therefrom shall be effective without the written consent of the party that is sought to be bound and of the Administrative Agent, the Co-Collateral Agents and Collection Agent. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Each Seller agrees that the Purchasers may rely upon the terms of this Agreement, and that the terms of this Agreement may not be amended, nor any material waiver of those terms be granted, without the written consent of the Administrative Agent and the Co-Collateral Agents; provided that each Seller and Buyer may agree to an adjustment of the purchase price for any Receivable without the consent of the Administrative Agent and the Co-Collateral Agents provided that the purchase price paid for any Receivable shall be an amount not less than adequate consideration that represents fair value for such Receivable.
          SECTION 10.2 Assignment of Receivables Purchase Agreement. Each Seller hereby acknowledges that on the date hereof, Buyer has collaterally assigned for security purposes all of its right, title and interest in, to and under this Agreement to the Administrative Agent for the benefit of the Purchasers pursuant to the Second Tier Agreement and that the Administrative Agent, the Co-Collateral Agents and the Purchasers are third party beneficiaries hereof. Each Seller hereby further acknowledges that after the occurrence and during the continuation of a Termination Event all provisions of this Agreement shall inure to the benefit of the Administrative Agent, the Co-Collateral Agents and the Purchasers, including the enforcement of any provision hereof to the extent set forth in the Second Tier Agreement, but that neither the

Administrative Agent, the Co-Collateral Agents nor any Purchaser shall have any obligations or duties under this Agreement. No purchases shall take place hereunder at any time that the Administrative Agent has exercised their right to enforce Buyer’s rights hereunder pursuant to Section 1.8 of the Second Tier Agreement. Each Seller hereby further acknowledges that the execution and performance of this Agreement are conditions precedent for the Administrative Agent, the Co-Collateral Agents and the Purchasers to enter into the Second Tier Agreement and that the agreement of the Administrative Agent, the Co-Collateral Agents and Purchasers to enter into the Second Tier Agreements will directly or indirectly benefit each Seller and constitutes good and valuable consideration for the rights and remedies of the Administrative Agent, the Co-Collateral Agents and each Purchaser with respect hereto.
          SECTION 10.3 Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Second Tier Agreement. No assignment of this Agreement shall be effective without the prior written consent of the Administrative Agent and the Co-Collateral Agents. Each Seller acknowledges that Buyer’s rights under this Agreement are being assigned to the Administrative Agent and the Co-Collateral Agents under the Second Tier Agreement and consents to such assignment and to the exercise of those rights directly by the Administrative Agent and the Co-Collateral Agents, to the extent permitted by the Second Tier Agreement.
          SECTION 10.4 Survival. The rights and remedies with respect to any breach of any representation and warranty made by each Seller or Buyer pursuant to Section 4 and the indemnification provisions of Section 7 shall survive any termination of this Agreement.
          SECTION 10.5 Costs, Expenses and Taxes. (a) In addition to the obligations of the Sellers under Section 7, the Sellers and Buyer agree to pay on demand all costs and expenses incurred by the other parties and their assigns (other than Excluded Losses) in connection with the enforcement against such Seller or Buyer (as applicable) of, or any actual or claimed breach by such Seller or Buyer (as applicable) of, this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith in connection with any of the foregoing. Each Seller further agrees to pay all costs and expenses (including fees, expenses and disbursements of counsel) in connection with the enforcement against such Seller of any of the Administrative Agent’s, the Co-Collateral Agents’ or the Purchasers’ rights and remedies under this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith, any audits or other accounting procedures, any refinancing of the transactions contemplated by this Agreement or the other Transaction Documents in the nature of a “work-out” or any insolvency or bankruptcy proceeding or any legal proceeding against such Seller relating to or arising out of the transactions contemplated by this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith.
          (b) In addition, each Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”). Each Seller shall indemnify each Seller Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 10.5(b)) imposed on or paid by such Seller Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Seller Indemnified Party makes written demand therefor (with a copy to the Administrative Agent and the Co-Collateral Agents).
          SECTION 10.6 Execution in Counterparts, Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
          SECTION 10.7 Governing Law; Submission to Jurisdiction; Jury Trial Waiver. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 10.7 shall affect the right of the Administrative Agent, the Co-Collateral Agents or the Buyer to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.
          (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

          SECTION 10.8 No Proceedings. Each Seller agrees, for the benefit of the parties to the Second Tier Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event until one year and one day after no investment, loan or commitment is outstanding under the Second Tier Agreement. In addition, all amounts payable by Buyer to the Sellers pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Second Tier Agreement).
          SECTION 10.9 Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth in the Second Tier Agreement or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.
          SECTION 10.10 Entire Agreement. This Agreement constitutes the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SWIFT TRANSPORTATION CORPORATION, as Originator and Seller

By:	/s/ Jerry Moyes

Name:	Jerry Moyes

Title:	Chief Executive Officer

SWIFT RECEIVABLES CORPORATION II, as Buyer

By:	/s/ Jerry Moyes

Name:	Jerry Moyes

Title:	Chief Executive Officer

SWIFT INTERMODAL LTD., as Seller

By:	/s/ Jerry Moyes

Name:	Jerry Moyes

Title:	Chief Executive Officer

SWIFT LEASING CO., INC., as Seller

By:	/s/ Jerry Moyes

Name:	Jerry Moyes

Title:	Chief Executive Officer

PURCHASE AND SALE AGREEMENT

EXHIBIT A
PURCHASE PRICE
          All capitalized terms used, and not otherwise defined, herein have the meanings set forth for such terms in the Purchase and Sale Agreement dated as of July 30, 2008 among Swift Transportation Corporation, as the Originator and a Seller, Swift Intermodal Ltd. and Swift Leasing Co., Inc., each as a Seller, and Swift Receivables Corporation II, as the Buyer.
          The purchase price applicable to the Receivables purchased on any day after the Initial Funding Date by Buyer from the Sellers shall be equal to 98.65% (the “Purchase Price Percentage”) multiplied by the aggregate outstanding balance of such Receivables. The foregoing purchase price was calculated to yield to Sellers a reasonable profit return on their equity and was calculated assuming, among other things, that charge-offs of Receivables in any year will average approximately 0.15% of the average outstanding balance of the Receivables and that LIBOR (which represents the index for Sellers’ cost of funds under the Receivables Sale Agreement) would average approximately 5.32% and that the Prime Rate (which represents the index for Sellers’ cost of funds under the Subordinated Notes) would average approximately 8.25%. It is the intent of the parties that the purchase price paid hereunder continue to represent adequate consideration for the sale and purchase of the Receivables hereunder. To that end, the parties agree to review on a quarterly basis whether the per annum percentage rates then existing for LIBOR or the Prime Rate have changed to such an extent or if the each Seller’s average percentage of charge-off of Receivables has varied more than 10% from what was originally estimated so as to change the fair value of the Receivables to be sold to Buyer. In either such case, the Sellers and Buyer agree to negotiate, in good faith, in order to adjust the Purchase Price Percentage to reflect the equitable impact of such changes. All Purchase Price Percentage adjustments pursuant to the foregoing provisions shall be prospective only and shall not operate to adjust retroactively the purchase price previously paid for Receivables.